EXHIBIT 99.1

MGP Ingredients Announces FY 2009 First Quarter Results

Highlights:

   * Q1 total sales of $99.0 million represents 13% increase over year ago
   * Higher input prices drive 41% increase in cost of sales
     over year ago
   * Q1 diluted loss of $1.04 per share compares with year ago loss of $0.02 per share
   * Q1 results include income tax benefit of $6.3 million
   * Ingredient solutions sales up 16% for the year; segment
     loss driven by 41% increase in wheat prices
   * Distillery product sales improved 11%; higher corn costs produce distillery segment loss
   * Subsequent business transformation actions aimed at restoring long-term profitability

ATCHISON, Kan., Nov. 10, 2008 (GLOBE NEWSWIRE) -- MGP Ingredients, Inc. (Nasdaq:MGPI) today reported a net loss of $17,243,000, or $1.04 in diluted earnings per share, for the first quarter of fiscal 2009, which ended September 30, 2008. The loss for the quarter included a $6.3 million income tax benefit. This compares with a net loss of $353,000, or $0.02 in diluted earnings per share, for the first quarter of fiscal 2008. Total sales in the first quarter of fiscal 2009 were $99,020,000, an increase of 13 percent above first quarter sales a year ago.

"Our first quarter looked very similar to our recent fourth quarter, excluding special items," said Tim Newkirk, president and chief executive officer. "The main culprit again was continuing high prices for our principal raw materials, wheat and corn. However, a closer review of our results shows that we achieved significant sales growth in food grade alcohol products, as well as in some key categories in specialty ingredients. These opportunities represent the future of MGPI. To realize our true long-term profit potential, we continue to take additional steps to strengthen the organization. The latest of these include lowering our operating costs through the restructuring of our business with greater focus on those areas which can generate the highest returns while also further reducing risk across the enterprise."

Newkirk elaborated, saying, "We are implementing a business transformation program that is expected to bring measurable rewards over the long-term. We are doing this by exiting underperforming areas of the business and concentrating our attention and resources on our core strengths and growth strategies. These strategies are centered on the production and commercialization of our higher margin products. As a result, we are working to improve the value of what we do by retaining those parts of our business in which we are competitively advantaged. We are among the best at applying grain science to create customer-oriented formulations for our specialty ingredients, specifically value-added wheat proteins and starches, while also strengthening our role as a leading provider of high quality, world class alcohol products."

Newkirk added that, "In striving to meet our objective of creating greater value for our customers and stockholders, we recognize that we can no longer continue to operate status quo. It has become paramount for us to make some significant changes and incorporate new initiatives that will enable us to break free of operational activities and external factors that constrain our abilities to strengthen our financial performance going forward."

Segment Results

The following is a summary of sales and pre-tax profits/(loss) for each operating segment for the first quarter ended September 30, 2008, and September 30, 2007 (as restated). Non-direct selling, general and administrative expenses, interest expense, investment income and other general miscellaneous expenses are classified as corporate.

     (In thousands)                 First Qtr    First Qtr
                                     FY 2009      FY 2008
                                    ---------    ---------
     Ingredient Solutions
     Net Sales                       $25,897      $22,288
     Pre-Tax Income (Loss)            (5,389)       2,107

     Distillery Products
     Net Sales                       $71,382      $64,358
     Pre-Tax Income (Loss)           (12,926)       2,408

     Other
     Net Sales                       $ 1,741      $ 1,331
     Pre-Tax Income (Loss)               237          (56)
     Corporate Expense               $(5,427)     $(4,964)

Total ingredient solutions sales for the first quarter increased by $3.6 million, or 16 percent, compared to the same quarter a year ago. Sales of specialty ingredients, consisting of specialty proteins and specialty starches, increased by $3.7 million, or 27 percent. Sales of specialty starches benefited from improved pricing and unit sales. Sales of specialty proteins were driven by an increase in per-unit prices partially offset by lower unit sales. Sales of vital wheat gluten decreased by $1.0 million, or 13 percent, primarily as a result of reduced sales volume compared to a year ago. Revenues for commodity starch increased $914,000, or 126 percent, as a result of increased sales volume as well as improved pricing. While revenues for the ingredient solutions segment improved overall, profitability continued to be significantly impacted by increased cost of sales related to exorbitantly high wheat prices. The per-bushel cost of wheat for the first quarter averaged 41 percent higher compared to the same period a year ago.

Newkirk explained that as the result of certain recently announced actions related to the company's business transformation initiatives, the company expects to show continued sizeable decreases in the production and sales of commodity gluten. Decreases in commodity starch and other lower margin starch volumes are expected to begin occurring in the final two quarters of the current fiscal year. Likewise, a recently reported decision to further decrease fuel grade alcohol production volumes will result in additional declines in sales of this product and distillers feed beginning in the current quarter.

A 16 percent decline in sales of fuel grade alcohol compared to last year's first quarter resulted from reduced production levels, which were partially offset by improved pricing. Despite this decline, total distillery products sales for the first quarter increased $7.0 million, or 11 percent, compared to the previous year's quarter. Sales of food grade alcohol increased $9.4 million, or 36 percent, over a year ago, driven by higher volume and per-unit pricing for both beverage and industrial alcohol. Sales of distillers feed also reported a significant increase due mainly to improved pricing. While total revenues for distillery products improved for the first quarter, profit margins continued to be impacted by increased cost of sales related to higher corn prices compared with year ago levels. For the first quarter, the per-bushel cost of corn, before adjustments related to hedging practices, averaged approximately 49 percent higher than one year ago.

Total first quarter sales of other products, consisting primarily of plant-based biopolymers and pet products, increased $410,000, or 31 percent, compared to the prior year period. Higher unit sales and pricing of biopolymer products were the main factors. The sales increase was partially offset by lower revenues of pet products in accordance with the company's previously announced plans to phase out this portion of its business.

"The other segment reported a slight operating profit compared with a year-ago loss," Newkirk reported. "This was achieved," he added, "as the result of our previously stated commitment to remove the earnings drain on this segment caused by operations associated with the pet-related portion of the business. We are making this same kind of commitment to improve our performance in our ingredient solutions and distillery products segments by substantially reducing or eliminating products that adversely impact profit potential in those areas."

For the quarter ended Sept. 30, 2008, the company refined its methodology for assessing identifiable earnings (losses) before income taxes for all segments whereby only direct sales, general and administrative costs are included in the operating segments. Previously, the company had allocated substantially all selling, general and administrative expenses to each operating segment based upon numerous factors and attributes. All selling, general and administrative expenses not directly attributable to operating segments have been restated within corporate income (loss) before taxes for the quarter ended Sept. 30, 2007. Accordingly, amounts previously disclosed as earnings (loss) before income taxes for the quarter ended September 30, 2007 have been adjusted to reflect these changes. The increase in corporate expense in the first quarter of fiscal 2009 compared to the same period in fiscal 2008 was primarily due to a $452,000 increase in interest expense.

Income Taxes

For the first quarter, the company recorded an income tax benefit of $6.3 million for an effective rate of 26.7 percent compared to a benefit of $152,000 for the same quarter a year ago for an effective rate of 30.0 percent. As a result of losses incurred during the year ended June 30, 2008, the company anticipates receiving tax refunds aggregating approximately $9.2 million during the second quarter of fiscal 2009.

Restructuring Actions to Restore Profitability

As previously announced, the company continues to move forward with strategic initiatives to transform the company into a leading provider of value-added ingredients and world class alcohol products. On Nov. 6, 2008, the company signed a long-term flour supply agreement with ConAgra Mills. Under this agreement, MGPI will source flour for its value-added protein and starch manufacturing processes from ConAgra. In advance of the agreement, the company discontinued its wheat milling operations at the Atchison facility, which resulted in a workforce reduction of 44 employees through a combination of lay-offs and early retirement offers.

On Nov. 5, 2008, the company announced plans to significantly reduce production of commodity wheat proteins and starches by ceasing protein and starch production operations at its Pekin, Il., plant, effective Nov. 12, 2008. The majority of the Pekin facility's protein and starch production consists of gluten and commodity starches. The action is expected to result in an additional workforce reduction of between 70 and 80 union and non-union employees across the organization. The company also announced that, while continuing to optimize the production of fuel grade alcohol at the Pekin facility, it intends to curtail fuel alcohol production at that location until market conditions become more favorable. Market economics for fuel alcohol have continued to erode, with recent prices being at or below production cost.

In connection with the shutdown of protein and starch operations in Pekin and the flour mill operations in Atchison, a special non-cash charge estimated at $6.9 million to write down assets will be recorded during the current fiscal year's second quarter, which ends Dec. 31, 2008. The flour mill write-down would be exclusive of costs related to excess leased rail cars associated with flour shipments to the Pekin facility, the effect of which is still being evaluated by management. The Company now expects to incur an estimated $3 million loss resulting from sales of wheat no longer needed for milling operations. Related to these wheat sales, the company had approximately $1.2 million in deferred gains in accumulated other comprehensive income, which is expected to be recognized in the second quarter. The company additionally expects to incur approximately $2.5 million in severance related charges associated with early retirements and job eliminations during the second quarter.

Newkirk also noted that, "We have recently signed a second amendment to our credit facility with our banking group. With this amendment, our lenders have extended our forbearance period for 120 days to February 27, 2009."

Newkirk emphasized, "A key part of sustaining a more profitable future for MGPI is to align our assets, operations and business processes around our portfolio of value added products. During the first quarter, we achieved significant sales growth in both beverage and industrial alcohol, as well as in select specialty ingredients where we have been focusing our efforts. The recent actions we announced are part of an overall program to drive more profit from each sales dollar. To recap, we will be reducing our presence in the commodity wheat gluten market and will curtail our production of commodity and other lower valued starches, as well as fuel grade alcohol." The company anticipates that the decrease in fuel alcohol production will reduce utilization of its total annual operating distillery capacity of approximately 130 million gallons to about 84 million gallons. Of that amount, fuel alcohol is expected to account for approximately 29 million gallons compared with 61 million gallons in fiscal 2008.

"A significant portion of our recurring losses stemmed from our fuel grade alcohol, where market economics for ethanol have continued to erode, and recent prices have been at or below production costs," Newkirk said. "With current ethanol industry capacity in excess of federal mandates, it does not seem likely that there will be a return to equilibrium in the ethanol markets in the foreseeable future. During fiscal 2008 and the first quarter of fiscal 2009, we estimate that our fuel alcohol sales accounted for approximately 46 percent and 35 percent, respectively, of our distillery segment revenue. In recent years, our distillery operations in Atchison have principally been dedicated to the production of food grade alcohol, whereas the largest share of our distillery capacity in Pekin has historically been dedicated to fuel grade alcohol. To reiterate, our goal going forward is to optimize production of food grade alcohol at both locations. Likewise, with a focus on value-added products in our ingredients segment, we plan to substantially reduce our production of commodity gluten and lower valued starches, which, subject to existing contracts, will now be produced only as by-products. In terms of pounds, we expect a volume decline of approximately 20 percent in our ingredient solutions business resulting from reductions and eliminations of lower and negative margin products."

Newkirk concluded, "The difficult decisions regarding changes in the company's operations have been driven by our need to focus on those areas where we can sustain a competitive advantage while reducing our earnings volatility caused by uncontrollable external factors, such as we have witnessed in the commodity markets. Although recent economic conditions have caused us to accelerate some of these decisions, they all stem from an exhaustive business analysis spanning our entire enterprise. Even though we anticipate an operating loss for the year, every facet of our organization will aim to return the company to profitable operations by next fiscal year while ensuring proper alignment with our strategic focus going forward."

Investor Conference Call

The company will host an investor conference call on Tuesday, Nov. 11, at 10 a.m. central time to review first quarter results. Stockholders and other interested parties may listen to the call live via telephone by dialing (888) 203-7667 domestically, or (719) 955-1566 internationally by 9:50 a.m. central time, or access it on the Internet at www.mgpingredients.com. The conference identification number for entering the call is 7188490.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as "intend," "plan", "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will", "could" and or the negatives of these terms or variations of them or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) the availability and cost of grain, (ii) fluctuations in gasoline prices, (iii) fluctuations in energy costs, (iv) competitive environment and related market conditions, (v) our ability to realize operating efficiencies, (vi) the effectiveness of our hedging programs; (vii) access to capital and (viii) actions of governments. For further information on these and other risks and uncertainties that may affect the company's business, see Item 1A. Risk Factors in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and Part II. Item 1A, Risk Factors in the company's Quarterly Report on Form 10Q for the quarter ended September 30, 2008.

 MGP INGREDIENTS, INC.

 CONSOLIDATED STATEMENTS OF INCOME
 ---------------------------------------------------------------------
 (unaudited)                  Quarter Ended       Year-to-Date Ended
 ---------------------------------------------------------------------
 (Dollars in thousands,  Sept. 30,   Sept. 30,   Sept. 30,   Sept. 30,
  except per share)        2008        2007        2008        2007
                                       (as                     (as
                                    restated)*              restated)*
 Net Sales              $   99,020  $   87,977  $   99,020  $   87,977
 Cost of Sales             115,707      82,117     115,707      82,117
                        ----------------------  ----------------------
  Gross Profit          $  (16,687) $    5,860  $  (16,687) $    5,860
 Selling, General and
  Administrative
  Expenses                   6,115       6,279       6,115       6,279
                        ----------------------  ----------------------
  Loss from Operations  $  (22,802) $     (419) $  (22,802) $     (419)
 Other Income
  (Expense), Net                41         190          41         190
 Interest Expense             (728)       (276)       (728)       (276)
 Equity in loss of
  unconsolidated
  subsidiary                   (16)         --         (16)         --
                        ----------------------  ----------------------
  Loss Before
   Income Taxes         $  (23,505) $     (505) $  (23,505) $     (505)
 Benefit for
  Income Taxes              (6,262)       (152)     (6,262)       (152)
                        ----------------------  ----------------------
  Net Loss              $  (17,243) $     (353) $  (17,243) $     (353)
 Other Comprehensive
  Income (Loss),
  net of tax                (1,502)      1,350      (1,502)      1,350
                        ----------------------  ----------------------
 Comprehensive
  Income (Loss)         $  (18,745) $      997  $  (18,745) $      997
                        ======================  ======================
 Basic Earnings (Loss)
  Per Common Share      $   (1.04)  $    (0.02) $    (1.04) $    (0.02)
 Diluted Earnings
  (Loss) Per
  Common Share          $   (1.04)  $    (0.02) $    (1.04) $    (0.02)

 Weighted average
  shares outstanding
  - Basic               16,562,643  16,498,348  16,562,643  16,498,348
 Weighted average
  shares outstanding
  - Diluted             16,732,863  16,920,303  16,732,863  16,920,303

 CONSOLIDATED BALANCE SHEET
 ---------------------------------------------------------------------
  (Dollars in   Sept. 30, Sept. 30, (Dollars in     Sept. 30, Sept. 30,
    thousands)    2008      2007      thousands)      2008      2007
 ---------------------------------------------------------------------
                                    LIABILITIES AND
 ASSETS                              STOCKHOLDERS' EQUITY
 Current Assets:                    Current Liabilities:
  Cash and                           Current
   cash                               maturities on
   equivalents   $     -- $  2,241    long-term debt $    432 $  4,106
  Restricted cash   2,063       30    Liabilities
  Receivables                          related to
   (less                               assets held
   allowance of                        for sale         7,916       --
   $288 and $223                      Revolving credit
   respectively)   33,949   30,491     facility        50,656   11,000
                                      Accounts payable 22,966   14,775
  Inventories      60,134   52,905    Accrued expenses  5,611    6,518
  Prepaid
   expenses         2,062    2,451
  Deposits          2,243      922
  Deferred income                                    -----------------
   tax assets       2,696    2,289  Total Current
  Refundable                         Liabilities     $ 87,581 $ 36,399
   income taxes    15,036    1,576
  Assets held
   for sale         5,600       --  Other
                 -----------------   Liabilities:
  Total Current                      Long-Term Debt     1,315    7,922
   Assets        $123,783 $ 92,905   Deferred Credit    6,904    9,399
 Property and                        Other
  Equipment,                          non-current
  At Cost         316,193  362,047    liabilities       7,884    8,035
 Less accumulated                    Deferred
  depreciation   (209,608)(231,925)   Income Taxes      9,108   14,352
                 -----------------                   -----------------
  Net Property,
   plant and                        Total Other
   equipment     $106,585 $130,122   Liabilities     $ 25,211 $ 39,708

 Investment in                      Stockholders'
  unconsolidated                     Equity           118,326  147,576
  subsidiary          355       --                   -----------------
 Other assets         395      656  TOTAL LIAB./
                 -----------------   STOCKHOLDERS'
 TOTAL ASSETS    $231,118 $223,683   EQ.             $231,118 $223,683
                 =================                   =================

 *  The information presented in the income statement for the quarter ended September 30, 2007 and the balance sheet as of September 30,
    2007 shown above have been adjusted to reflect a correction of the period-specific effects of an error in the recognition of income from a deferred credit related to a Commodity Credit Corporation program that the company participated in from 2001 to 2003.
 ---------------------------------------------------------------------
 Capital Structure
 Net Investment
  in:                               Financed By:
  Working                            Long-term
   capital       $ 36,202 $ 56,506    debt**         $  1,315 $  7,922
  Property, plant                    Deferred
   and equipment  106,585  130,122    liabilities      23,896   31,786
  Other non-                         Shareholders'
   current assets     750      656    equity          118,326  147,576
                 -----------------                   -----------------
 Total           $143,537 $187,284  Total            $143,537 $187,284

 ** Excludes short-term portion.  Short-term portion
    is included within working capital.

 MGP INGREDIENTS, INC.

 ---------------------------------------------------------------------
 (unaudited)                    Quarter Ended     Year-to-Date Ended
 ---------------------------------------------------------------------
 (Dollars in thousands)    Sept. 30,  Sept. 30,  Sept. 30,  Sept. 30,
                             2008     2007 (as     2008     2007 (as)
                                      restated)*            restated)*
 Financial Highlights
 EBITDA (1)               $ (19,352)  $ 3,598    $(19,352)   $ 3,598
 Depreciation &
  Amortization            $   3,425   $ 3,827    $  3,425    $ 3,827
 Capital Expenditures     $   1,686   $ 1,477    $  1,686    $ 1,477
 Working Capital          $  36,202   $56,506    $ 36,202    $56,506

 (1) EBITDA equals earnings before taxes, interest, depreciation and amortization. We have included EBITDA because we believe it provides stockholders with additional information to measure our performance and liquidity. EBITDA is not a recognized term under generally accepted accounting principles and does not purport to be an alternative to net income as a measure of operating
     performance or to cash flows from operating activities as a measure of liquidity. Additionally, it is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.

 The following table sets forth a reconciliation of net income to
 EBITDA for the quarter and year-to-date periods ended September 30,
 2008 and September 30, 2007 (in thousands):

----------------------------------------------------------------------
 (unaudited)                    Quarter Ended     Year-to-Date Ended
----------------------------------------------------------------------
 (Dollars in thousands)    Sept. 30,  Sept. 30,  Sept. 30,  Sept. 30,
                             2008     2007 (as     2008     2007 (as)
                                      restated)*            restated)*

 EBITDA Reconciliation:
 Net Income               $ (17,243)  $  (353)   $(17,243)   $  (353)
 Provision (benefit)
  for income taxes           (6,262)     (152)     (6,262)      (152)
 Interest expense               728       276         728        276
 Depreciation and
  Amortization                3,425     3,827       3,425      3,827
                         ---------------------  ---------------------
 EBITDA                   $ (19,352)  $ 3,598    $(19,352)   $ 3,598
                         =====================  =====================

 The following table sets forth a reconciliation of EBITDA to cash flows from operations for the year-to-date periods ended
 Sept. 30, 2008 and Sept. 30, 2007
 (in thousands):

 ---------------------------------------------------------------------
 (unaudited)                                  Year-to-Date Ended
 ---------------------------------------------------------------------
 (Dollars in thousands)                 Sept. 30, 2008  Sept. 30, 2007
                                                        (as restated)*
 EBITDA                                    $(19,352)       $  3,598
 Benefit (provision) for income
  taxes                                       6,262             152
 Interest expense                              (728)           (276)
 Non-cash charges against
  (credits to) net income:
 Deferred income taxes                         (812)          1,828
 Loss (gain) on sale of assets                  (85)             10
 Equity in loss of unconsolidated
  subsidiary                                     16              --
 Changes in operating assets and
  liabilities                               (10,939)         (8,474)
                                          ----------------------------
 Cash flow from operations                 $(25,638)       $ (3,162)
                                          ============================

CONTACT:  MGP Ingredients, Inc.
          Steve Pickman
          (913) 367-1480